EXHIBIT 99.3

[inTEST News Release Letterhead]

inTEST ANNOUCES STOCK REPURCHASE PROGRAM

MOUNT LAUREL, NJ, November 3, 2015 - inTEST Corporation (NYSE MKT: INTT), an independent designer, manufacturer and marketer of thermal management products and semiconductor automatic test equipment (ATE) interface solutions, today announced that its Board of Directors has authorized the repurchase of up to $5 million of the Company's common stock from time to time on the open market, in accordance with Rule 10b-18 under the Securities Exchange Act, or in privately negotiated transactions pursuant to a newly authorized stock repurchase plan (the "2015 Repurchase Plan"). Repurchases may also be made under a Rule 10b5-1 plan to be entered into with RW Baird & Co, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws and the Company's internal trading windows. The timing and amount of any shares repurchased under the 2015 Repurchase Plan will be determined by the Company's management, based on its evaluation of market conditions and other factors. The 2015 Repurchase Plan does not obligate the Company to purchase any particular amount of common stock and may be suspended or discontinued at any time without prior notice. The 2015 Repurchase Plan will be funded using the company's operating cash flow or available cash. inTEST Corporation had approximately 10.6 million shares of common stock outstanding as of September 30, 2015.

About inTEST Corporation
inTEST Corporation is an independent designer, manufacturer and marketer of thermal management products and ATE interface solutions, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. The Company's products are also sold into the automotive, consumer electronics, defense/aerospace, energy, industrial and telecommunications markets. Specific products include temperature management systems, manipulator and docking hardware products and customized interface solutions. The Company has established strong relationships with its customers globally, which it supports through a network of local offices. For more information visit www.intest.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events and financial results that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, The Company's ability to implement and execute the 2015 Repurchase Plan and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. inTEST undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
Contacts:
inTEST Corporation	Investors:
Hugh T. Regan, Jr.	Laura Guerrant-Oiye, Principal
Treasurer and Chief Financial Officer	Guerrant Associates
Tel: 856-505-8999	lguerrant@guerrantir.com
Tel: 808-882-1467